Exhibit 10.1

VAREX IMAGING CORPORATION

2020 OMNIBUS STOCK PLAN

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

SECTION 12	AMENDMENT, TERMINATION AND DURATION	18

12.1	Amendment, Suspension or Termination	18
12.2	Duration of the Plan	18

SECTION 13	LEGAL CONSTRUCTION	18

13.1	Gender and Number	18
13.2	Severability	18
13.3	Requirements of Law	18
13.4	Governing Law	18
13.5	Captions	18

-iv-

VAREX IMAGING CORPORATION

2020 OMNIBUS STOCK PLAN

SECTION 1
BACKGROUND and PURPOSE

1.1            Effective Date. The Varex Imaging Corporation 2020 Omnibus Stock Plan was adopted by the Board on December 20, 2019 (the “Adoption Date”), and shall become effective on February 14, 2020 (the “Effective Date”), subject to approval by the Company’s stockholders.

1.2            Purpose of the Plan. The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1            “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2            “Adoption Date” shall have the meaning set forth in Section 1.1.

2.3            “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4            “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

2.5            “Award Agreement” means the written agreement, which may be electronic, setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6            “Board” means the Board of Directors of the Company.

2.7            “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8            “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.9            “Company” means Varex Imaging Corporation, a Delaware corporation, or any successor thereto.

2.10            “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates that is a natural person, but who is neither an Employee nor a Director.

2.11            “Director” means any individual who is a member of the Board.

2.12            “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13            “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14            “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15            “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16            “Effective Date” shall have the meaning set forth in Section 1.1.

2.17            “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.18            “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.19            “Fair Market Value” means the last quoted per share selling price for Shares on an established securities market on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the preceding date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.20            “Fiscal Year” means the fiscal year of the Company.

2.21            “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.22            “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23            “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.24            “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company's external independent auditors in accordance with agreed standard procedures) for and reported in the Company's quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.25            “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.26            “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.27            “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.28            “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.29            “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.30            “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) economic value add, (t) stock price of the Company’s stock, (u) price/earning ratio, (v) debt or debt-to-equity ratio, (w) accounts receivable, (x) cash, (y) write-off, (z) assets, (aa) liquidity, (bb) operations, (cc) intellectual property (e.g., patents), (dd) product development, (ee) regulatory activities, (ff) manufacturing, production or inventory, (gg) mergers, acquisitions or divestitures, (hh) financings, (ii) days sales outstanding, (jj) backlog, (kk) deferred revenue, (ll) employee headcount and (mm) other financial or strategic goals. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.31            “Performance Period” means any fiscal period, as determined by the Committee in its sole discretion.

2.32            “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.33            “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.34            “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.35            “Plan” means the Varex Imaging Corporation 2020 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36            “Prior Plan” means the Varex Imaging Corporation 2017 Omnibus Stock Plan.

2.37            “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.38            “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7, which may be settled to the Participant in Shares or cash as determined by the Committee in its sole discretion.

2.39            “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.40            “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.41            “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.42            “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.43            “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.44            “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.45            “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.46            “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.47            “Shares” means shares of the Company’s common stock.

2.48            “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.49            “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.50            “Substitute Awards” means any Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.51            “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate or where there is a change in status from Employee to Non-employee Director; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate or where there is a change in status from Consultant to Employee or Non-employee Director; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason but excluding any such termination where there is a change in status from Non-employee Director to Employee. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to Section 409A of the Code, “Termination of Service” shall have the same meaning as “separation from service” as that term is defined in Section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3
ADMINISTRATION

3.1            The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, and (b) an “independent director” under Nasdaq Listing Rule 5605(a)(2). If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid to the extent permitted by law despite such failure to qualify.

3.2            Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards, including the authority to accelerate the vesting of Awards (other than the terms and conditions of Awards granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3            Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as comply with applicable law, may delegate all or any part of its authority and powers under the Plan to a committee of one or more directors and/or to officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3.

3.4            Non-employee Directors. Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5            Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4
SHARES SUBJECT TO THE PLAN

4.1            Number of Shares. Subject to adjustment as provided in Section 4.5 and the share counting provisions provided in this Section 4, a total of 6,300,000 Shares shall be initially authorized for Awards granted under the Plan, which amount is equal to 5,097,488 new shares plus 1,202,512 shares that are available for issuance under the Prior Plan as of September 27, 2019, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after September 27, 2019 and prior to the Effective Date under the Prior Plan and two (2) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after September 27, 2019 and prior to the Effective Date under the Prior Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share granted. On and after the Effective Date, no awards may be granted under the Prior Plan. A total of 6,300,000 Shares may be issued as Incentive Stock Options.

4.2            Lapsed Awards. If (i) any Shares subject to an Award are forfeited, an Award expires, is forfeited or is settled for cash (in whole or in part), or (ii) after September 27, 2019 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires, is forfeited or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with this Section 4.2. Any Shares that again become available for Awards under the Plan pursuant to this Section 4.2 shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two (2) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

4.3          Shares Not Available for Subsequent Issuance. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option (or, after September 27, 2019, an option under the Prior Plan), (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Awards (or, after September 27, 2019, awards under the Prior Plan), (iii) Shares subject to a Stock Appreciation Right (or, after September 27, 2019, a stock appreciation right under the Prior Plan) that in each case are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or, after September 27, 2019, options under the Prior Plan).

4.4          Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant contained in the Plan, nor shall Shares subject to a substitute Award be added to the Shares available for Awards under the Plan as provided in Section 4.2 above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 4.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5          Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit in Sections 5.1, 6.1., 7.1, and 8.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Awards granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5
STOCK OPTIONS

5.1          Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 500,000Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2          Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3          Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1            Non-qualified Stock Options. In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2            Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3            Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4          Expiration of Options. The term of each Option shall be stated in the Award Agreement; provided, however, that the maximum term shall not exceed ten (10) years from the Grant Date (subject to Section 5.8.4 regarding Incentive Stock Options). The Committee, in its sole discretion, may, after an Option is granted and before such Option expires, extend the term of the Option but in no event shall the term of the Option exceed ten (10) years from the Grant Date.

5.5          Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6          Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company by any means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan, including, but not limited to: (a) cash or its equivalent, (b) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (c) a “same day sale” pursuant to a program developed under Regulation T, or (d) having the Company withhold otherwise deliverable Shares.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7          Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8          Certain Additional Provisions for Incentive Stock Options.

5.8.1             Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2            Termination of Service. If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3            Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4            Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6
STOCK APPRECIATION RIGHTS

6.1          Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 500,000 Shares.

6.2          Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3          SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4          Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5          Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)            The number of Shares with respect to which the SAR is exercised.

6.6          Payment Upon Exercise of SAR. At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7
RESTRICTED STOCK and RESTRICTED STOCK UNITS

7.1          Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 500,000 Shares of Restricted Stock or Restricted Stock Units.

7.2          Restricted Stock and Restricted Stock Units Agreement. Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3          Transferability. Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4          Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1            General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2            Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varex Imaging Corporation 2020 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varex Imaging Corporation”

7.5          Removal of Restrictions. Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6          Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7          Dividends and Other Distributions. Participants holding Shares of Restricted Stock granted on or after the Effective Date shall not be entitled to receive dividends and other distributions on any Shares that are subject to restrictions. Notwithstanding the foregoing, at the Committee’s sole discretion, Participants holding Shares of Restricted Stock may be credited with dividends and other distributions while such Shares are subject to restrictions provided that such dividends and other distributions shall be paid or distributed to Participants only if, when and to the extent such restrictions on such Shares lapse. The value of dividends and other distributions payable or distributable with respect to any Shares for which such restrictions do not lapse during the applicable Period of Restriction shall be forfeited.

7.8          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8
PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1          Grant of Performance Units and Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 500,000 Performance Shares or Performance Units may be granted to any Participant.

8.2          Performance Objectives and Other Terms. The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.2.1            General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.2.2            Performance Objectives. The Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals.

8.3          Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.4          Form and Timing of Payment. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.5          Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9
NON-EMPLOYEE DIRECTORS

9.1          Limitation on Grants to Non-Employee Directors. Awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $625,000 in total value for any Non-employee Director serving as the lead director of the Board or chair of the Board and $525,000 in total value for any other Non-employee Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

9.2         Non-Employee Director Options. Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.3         Terms of Options.

9.3.1            Option Agreement. Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.3.2            Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.3.3            Exercisability. Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.3.4            Expiration of Options. The term of each Option shall be stated in the Award Agreement; provided, however, that the maximum term shall not exceed ten (10) years from the Grant Date.

9.3.5            Not Incentive Stock Options. Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.3.6            Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.4          Substitute Options. Notwithstanding the provisions of Section 9.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.5          Elections by Non-employee Directors. Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares.

9.6         Restricted Stock Units. Subject to the terms and provisions of the Plan, Awards of Restricted Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Restricted Stock Units subject to each Award and the terms and conditions of such Awards.

9.7         Terms of Restricted Stock Units.

9.7.1            Restricted Stock Unit Agreement. Restricted Stock Units granted pursuant to Section 9.6 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.7.2            Vesting. Awards of Restricted Stock Units shall vest over a period provided in the Award Agreement, and may vest pro rata over such time.

9.7.3            Payment. Except as may be provided in an Award Agreement, Restricted Stock Unit Awards will be paid in Shares. Awards of Restricted Stock Units may be paid in a lump sum or in installments following vesting or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.7.4            Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.6 and this Section 9.7 shall apply to Restricted Stock Units granted to Non-employee Directors.

SECTION 10
MISCELLANEOUS

10.1        No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2        Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3        Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4        Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5        Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6        Nontransferability of Awards. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion and to the extent permitted by applicable law, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose; provided, however, that in no event may any Award be transferred for consideration to a third party financial institution.

10.7        No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8        Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9        Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the required tax withholding obligations in connection with an Award by any means which the Committee, in its sole discretion, determines both to satisfy the required tax withholding obligations and to be consistent with the purposes of the Plan, including, but not limited to: (a) having the Company withhold otherwise deliverable Shares, (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (c) a “same day sale” pursuant to a program developed under Regulation T provided, however, that the amount of tax withholding to be satisfied by any such method will be limited to the extent necessary to avoid adverse accounting consequences, including but not limited to the Award being classified as a liability award. The Fair Market Value of the Shares to be withheld, delivered or sold shall be determined as of the date that the taxes are required to be withheld.

10.10      Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of Section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11      Dividend Equivalents. The recipient of an Award other than Options or SARs (including, without limitation, any deferred Award) may, at the Committee, or if applicable, the Board’s sole discretion, receive dividend equivalents. Such dividend equivalents entitle the Participant to be credited with an amount equal to all dividends and other distributions (whether in cash or other property) paid on an equivalent number of Shares while the Award is outstanding. Dividend equivalents may be converted into additional Awards (for example, additional restricted stock units). Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or a combination of both. Any dividend equivalents credited with respect to Awards shall be settled only if, when and to the extent such Awards vest and are settled. The value of amounts payable with respect to Awards that do not vest shall be forfeited.

10.12      Prohibition on Repricings. Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, "reprice" means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.  An adjustment pursuant to Section 4.5 shall not be treated as a repricing.

10.13      Maximum Term of Options and SARs. Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR shall have a term that exceeds ten (10) years from the Grant Date.

10.14      Restatement of Financial Results. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such required policy and notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board shall review the conduct of executive officers in relation to the restatement and if the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

10.15      Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Participant’s date of separation from service or the date of the Participant’s death. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

SECTION 11
Corporate TraNSACTIONS

11.1        Effect of Corporate Transaction on Awards. Except as set forth in an Award Agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of Shares or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its Shares), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar stock awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in an Award Agreement, if the Committee does not provide for the assumption, continuation or substitution of Awards, each Award shall fully vest and terminate upon the related event, provided that holders of Options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested Options and SARs before the termination of such Awards; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

11.2        Authority of the Committee. Notwithstanding the foregoing, except as set forth in an Award Agreement, in the event that an Award would otherwise terminate upon the effective time of any transaction described in Section 11.1, the Committee may provide for a payment in such form as may be determined by the Committee, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise or vesting of the Award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 11.2 shall be conclusive and binding on all persons.

SECTION 12
AMENDMENT, TERMINATION AND DURATION

12.1        Amendment, Suspension or Termination. Subject to Section 10.12, the Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

12.2        Duration of the Plan. Without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Adoption Date.

SECTION 13
LEGAL CONSTRUCTION

13.1        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3        Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4        Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

13.5        Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varex Imaging Corporation, by its duly authorized officer, has executed the Plan on the date indicated below.

Varex Imaging Corporation

Dated: February 14, 2020	By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett Vice President and Secretary

VAREX IMAGING CORPORATION

2020 OMNIBUS STOCK PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Varex Imaging Corporation (the “Company”) hereby grants the employee (“Employee”) named on the Summary of Grant Award (the “Grant Summary”) on the Grant Date*, a nonqualified stock option under the Company’s 2020 Omnibus Stock Plan (the “Plan”) to purchase shares of common stock of the Company (“Shares”) pursuant to this Nonqualified Stock Option Agreement (the “Agreement”). The maximum number of Shares exercisable pursuant to this option (“Shares Granted”), the purchase price per Share and the option expiration date (the “Expiration Date”) are stated on the Grant Summary*. However, as provided in the Terms and Conditions of Nonqualified Stock Option attached hereto as Appendix A, this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A, which includes the Country-Specific Addendum, and of the Plan, the principal features of this option are as follows:

Scheduled Vesting Dates:	Number of Shares**

[INSERT VESTING DATE]	[INSERT NUMBER OF SHARES VESTING ON EACH VESTING DATE]

* See “Grant Summary” page on the service provider web-site.

** Shares vest in only whole share increments, fractions of shares vest only when they equal whole share increments.

Method of Option Exercise

This option must be exercised using a cashless method of exercise, whereby a portion of the exercised Shares with a Fair Market Value equal to the purchase price of the exercised Shares, any Tax Related Items (as defined in Appendix A) and any brokers’ fees are immediately sold and the remaining Shares are then remitted to the Employee.

Event Triggering	Maximum Time to Exercise
Termination of Option:	After Triggering Event***:

Termination of Service for cause	None
Termination of Service due to Disability	1 year
Termination of Service due to death	Expiration Date
Termination of Service due to Retirement****	Expiration Date
All other Terminations of Service	3 months

*** However, in no event may this option be exercised after the Expiration Date.

**** “Retirement” for purposes of this Agreement means the Employee has attained a minimum of 55 years of age and has provided a minimum of five (5) years of service as an Employee.

Your acceptance online at the service provider web-site or, when provided, your signature of a copy of this Agreement, indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A, which includes the Country-Specific Addendum, and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 4 through 6 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A AND THE PLAN, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN SALT LAKE CITY, UTAH.

APPENDIX A

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1.            Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her contributions to the Company and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option for, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the number of Shares Granted as specified on the “Grant Summary” page of the service provider web-site.

2.            Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be the Grant Price in USD as specified on the “Summary of Grant Award” page of the service provider web-site.

3.            Number of Shares. The number and class of Shares specified in Paragraph 1 above, and/or the Exercise Price, are subject to adjustment by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination or other change in the corporate structure of the Company affecting the Shares.

4.            Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option will vest as to [INSERT VESTING SCHEDULE]. Unless otherwise determined by the Committee in its sole discretion, on any scheduled vesting date, vesting actually will occur only if the Employee has not had a Termination of Service prior to the applicable vesting date. Notwithstanding the foregoing, in the event of the Employee’s Termination of Service due to Death or Disability, if the right to exercise any of the Shares specified in Paragraph 1 had not yet vested, then the right to exercise such Shares will vest on the date of the Employee’s Termination of Service. For the avoidance of doubt and for purposes of this option only, Termination of Service will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

5.            Expiration of Option. In the event of the Employee’s Termination of Service for any reason other than Disability, Retirement, death or for cause, the Employee may, within three (3) months after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Retirement, the Employee may exercise any vested but unexercised portion of this option prior to the Expiration Date. In the event of the Employee’s Termination of Service by the Company for cause (as determined by the Company), the Employee may not exercise any portion of this option that is unexercised on the date of such Termination.

6.            Death of Employee. In the event that the Employee dies while in the employ of the Company and/or a Subsidiary or Affiliate or during the three (3) month, or one (1) year periods referred to in Paragraph 5 above, the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations or such designation is not valid under local law, the administrator or executor of the Employee’s estate may exercise any vested but unexercised portion of the option prior to the Expiration Date. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

7.            Persons Eligible to Exercise Option. This option shall be exercisable during the Employee’s lifetime only by the Employee. The option shall not be transferable by the Employee, except by (a) a valid beneficiary designation made in a form and manner acceptable to the Committee (if permissible under local law), or (b) will or the applicable laws of descent and distribution.

A-1

8.            Exercise of Option. This option may be exercised by the person then entitled to do so as to any vested and exercisable Shares (a) by giving written notice of exercise to the Secretary of the Company (or his or her designee), specifying the number of full Shares subject to the exercise and (b) providing that all such exercised Shares necessary to cover the full cost of the transaction including the aggregate Exercise Price, brokerage fees, Securities and Exchange Commission charges or exchange fees, and all applicable taxes (including but not limited to income taxes, payroll taxes, transfer taxes, payment on account and social insurance contributions) required to be withheld under the laws of any country, state, province, city or other jurisdiction (collectively, the “Tax-Related Items”) shall be sold simultaneously with or immediately following the exercise, and the remaining Shares shall be delivered to the person exercising the option. Subject to compliance with applicable laws, this option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of Tax-Related Items and other requirements or restrictions that may be imposed by the to comply with applicable laws or facilitate administration of the Plan. No partial exercise of this option may be for less than ten (10) Share lots or multiples thereof. The Employee understands and agrees that, unless otherwise permitted by the Company, any cross-border cash remittance made to exercise this option or transfer proceeds received upon the sale of Shares must made through a locally-authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction. Moreover, the Employee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the Exercise Price. The Employee understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the option (or the calculation of income or Tax-Related Items thereunder).

9.            Responsibility for Taxes. As a condition to the grant, vesting and exercise of the option, regardless of any action the Company or any Subsidiary or Affiliate takes with respect to the Tax-Related Items, the Employee hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or Affiliate. The Employee further acknowledges that the Company and its Subsidiaries and Affiliates (1) make no representations or undertakings regarding the treatment of the Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option and the immediate sale of Shares acquired pursuant to such exercise; and (2) do not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. The Employee also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to Tax-Related Items arising from this option. The Employee further acknowledges and agrees that the Employee is solely responsible for filing all relevant documentation that may be required in relation to this option or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law), such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of the option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Employee also understands that applicable laws may require varying Share or option valuation methods for purposes of calculating Tax-Related Items, and the Company and its Subsidiaries and Affiliates assume no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

10.          Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under the laws of any country, state, province, city or other jurisdiction, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of the option and Share issuance, given the cashless exercise restriction hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such laws of any country, state, province, city or other jurisdiction or securities exchange and to obtain any reasonably available and necessary consent or approval of any such governmental authority. The Company is not obligated, and will have no liability for, failure to issue or deliver any Shares upon exercise of this option unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. In addition, the exercise of this option remains subject to the terms of the Company’s insider trading policy. Furthermore, the Employee understands that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting, and/or exercise of this option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this option, and neither the Company nor any Subsidiary or Affiliate assumes any liability in relation to this option in such case. This option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the exercise of this option, the Company may require the Employee to make any representation and warranty to the Company as may be required by the applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Employee on the date on which this option is exercised with respect to such Shares, subject to applicable laws.

A-2

11.          No Rights of Stockholder. Neither the Employee (nor any beneficiary) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until such person shall have exercised the option and paid the Exercise Price.

12.          No Effect on Service. Neither the Plan nor this Agreement shall be construed to create an employment or service relationship. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by, or continue in the service of, the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company or any Subsidiary or Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee at any time for any reason whatsoever, with or without good cause, subject to applicable laws. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Subsidiary or Affiliate employing or otherwise engaging the Employee. For purposes of this Agreement, the transfer of the employment of the Employee between the Company and any one of its Subsidiaries or Affiliates (or between Subsidiaries or Affiliates) shall not be deemed a Termination of Service. Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary or Affiliate.

13.          Company Granting Options. The Company (and not any Subsidiary or Affiliate) is granting the Employee his or her options. Participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Employee, to constitute, an employment or labor relationship of any kind with the Company.

14.          Benefits and Rights under the Plan. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. The value of this option and the underlying shares is an extraordinary item of compensation, which is outside the scope of Employee’s employment contract (if any). Benefits and rights provided under the Plan are wholly discretionary and do not constitute regular or periodic payments. Further, the benefits and rights provided under the Plan are not to be considered part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments of any kind and, in any event, should not be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate.

A-3

15.          Grant of Options at Discretion of Company. The grant of options, hereunder, is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past. All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.

16.         No Claims for Compensation. The Employee is voluntarily participating in the Plan. The Employee acknowledges that the future value of the underlying Shares is unknown and cannot be predicted with certainty and if the underlying Shares do not increase in value, the option will have no value. Further, in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option resulting from the Employee’s Termination of Service by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and any Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by executing this Agreement, Employee will be deemed irrevocably to have waived his or her entitlement to pursue such claim. Finally, in the event of the Employee’s Termination of Service (whether or not in breach of local labor laws), unless otherwise determined by the Committee in its sole discretion, the Employee’s right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date of the Employee’s Termination of Service and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the Employee’s Termination of Service (whether or not in breach of local labor laws), the Employee’s right to exercise the option after Termination of Service, if any, will be measured by the date of the Employee’s Termination of Service, and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Employee’s Termination of Service has occurred.

17.          Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on this option and the Shares subject to this option and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and exercise of the option or the sale of Shares received pursuant to the option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.

18.          Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

19.          Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

A-4

20.          Administration of the Plan. The Company will administer the Plan from the United States.

21.         Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates or third-parties, as may be selected by the Company, for the exclusive purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s participation in the Plan; without providing consent, the Employee will not be able to participate in the Plan or realize benefits (if any) from this option.

The Employee understands that the Company and any Subsidiary or Affiliate or designated third parties may hold personal information about the Employee, including, but not limited to, name, home address, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, termination date and reason, electronic mail address, any shares or directorships held in the Company or any Subsidiary or Affiliate, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested (“Personal Data”). The Employee further understands that Personal Data may be transferred to the Company or any Subsidiary or Affiliate or third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”), that these Data Recipients may be located in the United States, the Employee’s country (if not the United States) or elsewhere, and that a Data Recipient’s country may have different data privacy laws and protections than the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is the Employee’s employer and its payroll provider.

The Employee should also refer to the Company’s applicable policies (which are available to the Employee separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Employee’s Personal Data.

22.          Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the option granted under this Agreement and participation in the Plan or future awards that may be granted under the Plan or any other Company-related documents by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. By accepting this option, whether electronically or otherwise, the Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

23.          Documents in English. The Employee consents to having received the terms and conditions and any other option communications in English. However, if the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

24.          Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1678 S. Pioneer Rd., Salt Lake City, UT 84104, USA, or at such other address as the Company may hereafter designate in writing.

25.          Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

26.          Conditions to Exercise. The Exercise Price and the appropriate amount of Tax Related Items for this option must be paid in the legal tender of the United States by means of a broker-assisted cashless exercise as set forth in Paragraph 8 above.

A-5

27.          Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

28.          Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

29.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Utah and agree that any such litigation shall be conducted only in the courts of Utah or the federal courts of the United States located in Utah and no other courts.

30.          Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

31.          Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

32.          Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

A-6

VAREX IMAGING CORPORATION

2020 Omnibus Stock Plan

RESTRICTED STOCK UNIT AGREEMENT

Varex Imaging Corporation (the “Company”) hereby awards to the designated employee (“Employee”), Restricted Stock Units under the Company’s 2020 Omnibus Stock Plan (the “Plan”). The Restricted Stock Units awarded under this Restricted Stock Unit Agreement (the “Agreement”) consist of the right to receive shares of common stock of the Company (“Shares”). The Grant Date is the date of this Agreement (the “Grant Date”). Subject to the provisions of Appendix A of this Agreement (“Appendix A”) (attached), which includes the Country-Specific Addendum, and of the Plan, the principal features of this award are as follows:

Total Number of Restricted Stock Units:	[INSERT NUMBER]

Scheduled Vesting Dates:	Number of Restricted Stock Units

[INSERT VESTING DATE]	[INSERT NUMBER OF RESTRICTED STOCK UNITS VESTING ON EACH VESTING DATE]

Your acceptance of this award online at the service provider web-site or, when provided, your signature of a copy of this Agreement, indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this award is contained in Paragraphs 2 through 4 of Appendix A.

PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN SALT LAKE CITY, UTAH. TO THE EXTENT ANY CAPITALIZED TERMS USED IN APPENDIX A ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

VAREX IMAGING CORPORATION	EMPLOYEE

By:

Title:	[NAME]

A-1

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1.            Award. The Company hereby awards to the Employee under the Plan as a separate incentive in connection with his or her employment, and not in lieu of any salary or other compensation for his or her services, an award of [INSERT NUMBER] Restricted Stock Units on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan.

2.            Vesting Schedule. Except as provided in Paragraphs 3 and 5, the Restricted Stock Units subject to this Agreement shall vest as to [INSERT VESTING SCHEDULE]. Restricted Stock Units shall not vest in accordance with any of the provisions of Paragraph 2 if the Employee has had a Termination of Service prior to the applicable Vesting Date.

3.            Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.

4.            Forfeiture. Except as provided in Paragraphs 2, 3, and 5 and notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units which have not vested at the time of the Employee’s Termination of Service shall thereupon be forfeited. For the avoidance of doubt and for purposes of these Restricted Stock Units only, Termination of Service will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

5.            Death or Disability of Employee. In the event of the Employee's death or Termination of Service on account of Disability, each Vesting Date of the Restricted Stock Units subject to this Agreement shall fully accelerate at the time of the Employee's death or Termination of Service on account of Disability, respectively. Any distribution or delivery to be made to the Employee under this Agreement shall, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations, to the administrator or executor of the Employee’s estate. Any designation of a beneficiary by the Employee shall be effective only if such designation is made in a form and manner acceptable to the Company. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.            Settlement of Restricted Stock Units; Dividend Equivalents.

(a)            Status as a Creditor. Unless and until the Restricted Stock Units have vested in accordance with Paragraph 2, 3 or 5 above, the Employee will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Employee is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.

(b)            Form and Timing of Settlement. Restricted Stock Units will automatically be settled in the form of Shares upon the applicable vesting of the Restricted Stock Units pursuant to Paragraph 2, 3 or 5 above, or as soon as administratively practicable thereafter, provided that such Shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares underlying the vested Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d). Fractional Shares will not be issued upon the vesting of Restricted Stock Units. Where a fractional Share would be owed to the Employee upon the vesting of Restricted Stock Units, a cash payment equivalent will be paid in place of any such fractional Share using the Fair Market Value on the relevant settlement date. No cash will be issued with respect to the Restricted Stock Units except as described in the preceding sentence with respect to fractional Shares.

(c)            Dividend Equivalents. Restricted Stock Units will accrue dividend equivalents in the event cash dividends are paid with respect to the Shares having a record date on or after the Grant Date and prior to the date on which the Restricted Stock Units are settled. Such dividend equivalents will be converted into cash and paid, if at all, at the same time and otherwise under the same terms and conditions as apply to the underlying Restricted Stock Units.

7.            Tax Liability and Withholding. As a condition to the grant, vesting and settlement of the Restricted Stock Units, regardless of any action the Company or any Subsidiary or Affiliate takes with respect to any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (collectively, the “Tax-Related Items”), the Employee hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or Affiliate. The Employee further acknowledges that the Company and its Subsidiaries and Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of and settlement of any dividend equivalents; and (b) do not commit to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. The Employee also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to Tax-Related Items arising from the Restricted Stock Units. Prior to the relevant taxable event, the Employee hereby acknowledges and agrees that the Company and any Subsidiary or Affiliate shall satisfy all their obligations, if any, related to the Tax-Related Items by withholding all or a portion of any Shares that otherwise would be issued to the Employee upon settlement of the vested Restricted Stock Units. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Employee hereby acknowledges that the Employee will not receive a refund in cash or Shares from the Company or any Subsidiary or Affiliate with respect to any withheld Shares, whose value exceeds their withholding obligations for Tax-Related Items, and such excess amount will be included in the taxes that the Company and any Subsidiary or Affiliate will pay to the applicable tax authorities on the Employee’s behalf. The Employee must pay to the Company or any Subsidiary or Affiliate any amount of Tax-Related Items that the Company or any Subsidiary or Affiliate may be required to withhold that cannot be satisfied by the means previously described. The Company or any Subsidiary or Affiliate may refuse to deliver the Shares to the Employee if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items. The Employee further acknowledges and agrees that the Employee is solely responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends or dividend equivalents. The Employee also understands that applicable laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company and its Subsidiaries and Affiliates assume no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.            Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units are settled in Shares and certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. After such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.            Acknowledgments. The Employee acknowledges and agrees to the following:

•	The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time;

•	The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if the Restricted Stock Units have been granted repeatedly in the past;

•	All determinations with respect to future awards of Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Committee;

•	The Employee’s participation in the Plan is voluntary;

•	The value of the Restricted Stock Units is an extraordinary item of compensation, which is outside the scope of the Employee’s employment contract (if any), except as may otherwise be explicitly provided in the Employee’s employment contract (if any);

•	The Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, termination, redundancy, end of service, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits and in any event, should not be considered as compensation for, or relating in any way to, past service for the Company or any Subsidiary or Affiliate;

•	The future value of the Shares is unknown and cannot be predicted with certainty;

•	No claim or entitlement to compensation or damages arises from the termination of the Award or diminution in value of the Restricted Stock Units or Shares, and the Employee irrevocably releases the Company and its Subsidiaries or Affiliates from any such claim that may arise;

•	Neither the Plan nor the Restricted Stock Units shall be construed to create an employment or service relationship;

•	Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by, or continue in the service of, the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company or the Subsidiary or Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee, subject to applicable law;

•	The transfer of employment of the Employee between the Company and any one of its Subsidiaries or Affiliates (or between Subsidiaries or Affiliates) shall not be deemed a Termination of Service;

•	Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary or Affiliate; and

•	The Company is not obligated, and will have no liability for, failure to issue or deliver any Shares upon vesting of the Restricted Stock Units unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, the Employee understands that the applicable laws of the country in which the Employee is residing or working at the time of grant and/or vesting of the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the settlement of the Restricted Stock Units and neither the Company nor any Subsidiary or Affiliate assumes liability in relation to the Restricted Stock Units in such case. The Restricted Stock Units may not be settled until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the settlement of the Restricted Stock Units, the Company may require the Employee to make any representation and warranty to the Company as may be required by the applicable laws.

•	The Employee understands and agrees that unless otherwise permitted by the Company, any cross-border cash remittance made to transfer proceeds received upon the sale of Shares my need to be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction. Moreover, the Employee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the fair market value on the Grant Date. The Employee understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units (or the calculation of income or Tax-Related Items thereunder).

10.          Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Restricted Stock Units shall be properly adjusted.

11.          Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1678 S. Pioneer Rd. Salt Lake City, UT 84104, USA or at such other address as the Company may hereafter designate in writing.

12.          Restrictions on Transfer. Except as provided in Paragraph 5 above, this award and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this award and the rights and privileges conferred hereby immediately shall become null and void. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Agreement has been registered under the 1933 Act or has been registered or qualified under the securities laws of any state or other jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the 1933 Act, the securities laws of any state, or any other law. Stock certificates evidencing the Shares issued pursuant to this Agreement, if any, may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable laws or pursuant to this Agreement.

13.          Binding Agreement. Subject to the limitation on the transferability of this award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.          Conditions for Issuance of Certificates for Stock. The Shares deliverable to the Employee upon settlement of vested Restricted Stock Units may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the approval or other clearance from any state or federal governmental regulatory body, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date as the Committee may establish from time to time for reasons of administrative convenience.

15.          Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Utah and agree that any such litigation shall be conducted only in the courts of Utah or the federal courts of the United States located in Utah and no other courts.

17.          Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

18.          Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Stock Units and the Shares subject to the Restricted Stock Units and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and settlement of the Restricted Stock Units or the sale of Shares received pursuant to the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.

19.          Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.          Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

21.          Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

22.          Amendment, Suspension or Termination of the Plan. By accepting this award, the Employee expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

23.          Compliance with Laws and Regulations. The Employee understands that the vesting of the Restricted Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary or Affiliate) and the Employee with all applicable requirements under the laws, rules, and regulations of the country of which the Employee is a resident. Furthermore, the Employee agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with all under the laws, rules, and regulations of the country of which the Employee is a resident.

24.          Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and its Subsidiaries, Affiliates or third-parties, as may be selected by the Company, for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s participation in the Plan; without providing consent, the Employee will not be able to vest or realize benefits (if any) from the Restricted Stock Units.

The Employee understands that the Company and any Subsidiary or Affiliate or designated third parties may hold certain personal information about the Employee including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, termination date, and reason, electronic mail address, number of Shares held and the details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Employee’s participation in the Plan (“Personal Data”). The Employee further understands that Personal Data may be transferred to the Company or any Subsidiary or Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan (“Data Recipients”); that these Data Recipients may be located in the United States, the Employee’s country (if not the United States) or elsewhere, and that a Data Recipient’s country may have different data privacy laws and protections than the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is the Employee’s employer and its payroll provider.

The Employee should also refer to the Company’s applicable policies (which are available to the Employee separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Employee’s Personal Data.

25.          Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units granted under this Agreement and participation in the Plan or future awards that may be granted under the Plan or any other Company-related documents by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. By accepting this award of Restricted Stock Units, whether electronically or otherwise, the Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

26.          Documents in English. To the extent the Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to the Restricted Stock Units in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

VAREX IMAGING CORPORATION

Grant Agreement – Deferred Stock Units

GRANT AGREEMENT made effective as of ____________, 20__ (the “Grant Date”) between Varex Imaging Corporation, a Delaware corporation (the “Company”), and ____________ (the “Director”).

1.           Grant of Deferred Stock Deferred Stock Units. The Company hereby grants to the Director ____________ Deferred Stock Units. Each Deferred Stock Unit shall be deemed to be the equivalent of one Share.

2.           Subject to the Plan. The Agreement is subject to, and governed by, the provisions of the Varex Imaging Corporation 2020 Omnibus Stock Plan (the “Plan”) and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.           Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Director’s benefit the Deferred Stock Units. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of the total number of Deferred Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to stockholders. The additional Deferred Stock Units shall be or become vested to the same extent as the Deferred Stock Units that resulted in the crediting of such additional Deferred Stock Units.

4.           Vesting. All of the Deferred Stock Units shall initially be unvested. 100% of the Deferred Stock Units shall become vested on the earlier of (i) the one-year anniversary of the [Grant Date/most recently completed Annual Meeting of Stockholders] and (ii) the next Annual Meeting of Stockholders that occurs after the Grant Date (the “Vesting Date”), provided the Director has continued on the Board until the end of such Vesting Date. All of the Deferred Stock Units credited to the Account shall become fully vested upon the occurrence of a Change in Control (as defined in Appendix A) or in accordance with Section 5.

5.           Termination of Service. In the event of the Director’s Termination of Service, other than as a result of death, Disability or Retirement (as defined in Appendix A), the Deferred Stock Units credited to the Account that were not vested on the date of such Termination of Service shall be immediately forfeited. In the event of the Director’s death, Disability or Retirement while serving on the Board, all of the Deferred Stock Units credited to the Account shall become fully vested. For Directors who are United States taxpayers, “Termination of Service” shall mean “separation from service” as that term is defined in Section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

6.           Forfeiture upon Engaging in Detrimental Activities. If, at any time within one (1) year after the Director’s Termination of Service for any reason, the Director engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Director’s service on the Board for which either criminal or civil penalties against the Director may be sought, (ii) violation of the Company’s policies, or (iii) disclosure or misuse of any confidential information or material concerning the Company, then subject to applicable laws, (A) the Deferred Stock Units shall be forfeited effective as of the date on which the Director enters into such activity, and (B) the Director shall within ten (10) days after written notice from the Company return to the Company the Shares paid by the Company to the Director with respect to the Deferred Stock Units and, if the Director has previously sold all or a portion of the Shares paid to the Director by the Company, the Director shall pay the proceeds of such sale to the Company.

1

7.           Service Acknowledgments. Nothing in this Agreement or the Plan shall confer upon the Director any right to continue service on the Board of the Company or its Subsidiaries or Affiliates (as the case may be). In addition, the Director acknowledges and agrees to the following:

(a)          The Plan is discretionary in nature and the Company may amend, suspend, or terminate it at any time;

(b)          The grant of the Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Stock Units, or benefits in lieu of the Deferred Stock Units even if the Deferred Stock Units have been granted repeatedly in the past;

(c)          All determinations with respect to such future Deferred Stock Units, if any, including but not limited to, the times when the Deferred Stock Units shall be granted or when the Deferred Stock Units shall vest, will be at the sole discretion of the Board;

(d)          The Director’s participation in the Plan is voluntary;

(e)          The value of the Deferred Stock Units is an extraordinary item of compensation, which is outside the scope of the Director’s service contract (if any), except as may otherwise be explicitly provided in the Director’s service contract (if any);

(f)           The Deferred Stock Units are not part of normal or expected compensation for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)          The future value of the Shares is unknown and cannot be predicted with certainty;

(h)          No claim or entitlement to compensation or damages arises from the termination of the Deferred Stock Units or diminution in value of the Deferred Stock Units or Shares and the Director irrevocably release the Company and its Subsidiaries or Affiliates from any such claim that may arise;

(i)           Neither the Plan nor the Deferred Stock Units shall be construed to create an employment or service relationship where any such relationship did not otherwise already exist;

(j)           Neither the Plan nor the Deferred Stock Units shall be construed to create an employment or service relationship;

(k)          The Company is not obligated, and will have no liability for failure to issue or deliver any Shares upon vesting of the Deferred Stock Units unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, the Director understands that the applicable laws of the country in which the Director is residing or serving on the Board at the time of grant and/or vesting of the Deferred Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the settlement of the Deferred Stock Units and neither the Company nor any Subsidiary or Affiliate assumes liability in relation to the Deferred Stock Units in such case. The Deferred Stock Units may not be settled if the issuance of such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the settlement of the Deferred Stock Units, the Company may require the Director to make any representation and warranty to the Company as may be required by the applicable laws.

2

8.           Payment of Deferred Stock Units. The Company shall make a payment to the Director of the vested Deferred Stock Units credited to the Account as provided in Section 9 upon the earliest of (i) the Director’s Termination of Service for any reason, (ii) the third anniversary of the [Grant Date/most recently completed Annual Meeting of Stockholders], (iii) a Change in Control that qualifies as a change in control event under Section 409A of the Code and the Treasury Regulations promulgated thereunder, or (iv) the Director’s death (in accordance with the provisions of Section 10); provided that if payment is made pursuant to Section 8(i) and the Director is deemed at the time of such Termination of Service to be a “specified” employee under Section 409A of the Code, then payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Director’s Termination of Service; or (ii) the date of Director’s death following such Termination of Service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Director, including (without limitation) the additional 20% tax for which Director would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

9.           Form of Payment. Payments pursuant to Section 8 shall be made in Shares equal to the number of vested Deferred Stock Units credited to the Account. Payment shall be made as soon as practicable after the applicable payment date, but in no event later than 30 days after the date established pursuant to Section 8. The Director understands and agrees that the Company is neither responsible for any foreign exchange fluctuations between the Director’s local currency and the United States Dollar that may affect the value of the Deferred Stock Units nor liable for any decrease in the value of this award or the underlying Shares.

10.         Beneficiary. In the event of the Director’s death prior to payment of the Deferred Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Director’s death or, if no designated beneficiary survives the Director, such payment shall be made to the Director’s estate.

11.         Source of Payments. The Director’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Director has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

3

12.         Tax Liability and Withholding. As a condition to the grant, vesting and settlement of the Deferred Stock Units, regardless of any action the Company or any Subsidiary or Affiliate takes with respect to any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (collectively, the “Tax-Related Items”), the Director hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Director is and remains the Director’s responsibility and that the Company and its Subsidiaries and Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Stock Units, including the award of the Deferred Stock Units, the vesting of the Deferred Stock Units, the issuance of Shares in settlement of the Deferred Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of and settlement of any dividend equivalents; and (b) do not commit to structure the terms of the Award or any aspect of the Deferred Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items or achieve any particular tax result. The Director also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to Tax-Related Items arising from the Deferred Stock Units. Prior to the relevant taxable event, the Director hereby acknowledges and agrees that the Company and any Subsidiary or Affiliate shall satisfy all their obligations, if any, related to the Tax-Related Items by withholding all or a portion of any Shares that otherwise would be issued to the Director upon settlement of the vested Deferred Stock Units. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Director hereby acknowledges that the Director will not receive a refund in cash or Shares from the Company or any Subsidiary or Affiliate with respect to any withheld Shares, whose value exceeds their withholding obligations for Tax-Related Items, and such excess amount will be included in the taxes that the Company and any Subsidiary or Affiliate will pay to the applicable tax authorities on the Director’s behalf. The Director must pay to the Company or any Subsidiary or Affiliate, any amount of Tax-Related Items that the Company or any Subsidiary or Affiliate may be required to withhold that cannot be satisfied by the means previously described. The Company or any Subsidiary or Affiliate may refuse to deliver the Shares to the Director if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items. The Director further acknowledges and agrees that the Director is solely responsible for filing all relevant documentation that may be required in relation to the Deferred Stock Units or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the Deferred Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends or dividend equivalents. The Director also understands that applicable laws may require varying Share or Deferred Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company and its Subsidiaries and Affiliates assume no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Director under applicable laws. Further, if the Director has become subject to Tax-Related Items in more than one jurisdiction, the Director acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

13.            Data Protection. The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and any Subsidiary or Affiliates or third-parties, as may be selected by the Company, for the exclusive purpose of implementing, administering and managing the Director’s participation in the Plan. The Director understands that refusal or withdrawal of consent will affect the Director’s participation in the Plan; without providing consent, the Director will not be able to vest or realize benefits (if any) from the Deferred Stock Units.

The Director understands that the Company and any Subsidiary or Affiliates or designated third parties may hold certain personal information about the Director including, but not limited to, the Director’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), compensation information, nationality, job title, number of Shares held and the details of the Deferred Stock Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Director’s participation in the Plan (“Personal Data”). The Director further understands that Personal Data may be transferred to the Company or any Subsidiary or Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan (“Data Recipients”); that these Data Recipients may be located in the United States, the Director’s country (if not the United States) or elsewhere, and that the Data Recipients’ country may have different data privacy laws and protections than the Director’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor.

4

The Director should also refer to the Company’s applicable policies (which are available to the Director separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Director’s Personal Data.

14.         Nontransferability. Except as otherwise permitted under the Plan, this Agreement shall not be assignable or transferable by the Director or by the Company (other than to successors of the Company) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

15.         Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Varex Imaging Corporation
1678 S. Pioneer Rd.

Salt Lake City, UT 84104
Attention: General Counsel

Notices to the Director should be addressed to the Director at the Director’s address as it appears on the Company’s records. The Company or the Director may by writing to the other party, designate a different address for notices.

16.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Director and the successors and assigns of the Company.

17.         Governing Law and Forum. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles. The parties agree that any action or proceeding arising from or relating to this Agreement must be brought exclusively in a court of competent jurisdiction, federal or state, located in Utah and in no other jurisdiction.

5

18.         Compliance with Laws and Regulations. The Director understands that the grant, vesting and payments of the Deferred Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (and its Subsidiaries or Affiliates) and the Director with all applicable laws, rules, and regulations. Furthermore, the Director agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with all applicable laws, rules and regulations. Any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Director to provide such entity with certain information regarding the transaction. Moreover, the Director understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the fair market value of the Shares on the date that the Deferred Stock Units were granted. The Director understands that the Company is not responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Deferred Stock Units (or the calculation of income or Tax-Related Items thereunder). Notwithstanding anything else this Agreement, the Company reserves the right to impose other requirements on the Director’s participation in the Plan or on the Deferred Stock Units and any Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Director understands that the laws of the country in which he/she is residing at the time of grant, vesting or payment of the Deferred Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict the Deferred Stock Units or may subject the Director to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to the Deferred Stock Units. Such restrictions, procedures, requirements, terms, and conditions may be set forth (but are not limited to those) in the Country-Specific Addendum (the “Addendum”) attached hereto, which constitutes part of this Agreement. Notwithstanding any provision herein, the Director’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Director also understands and agrees that if he serves on the Board, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion.

19.         Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

20.         Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

21.          Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

6

22.         Communication, Electronic Delivery and Execution. The Company may, in its sole discretion, decide to deliver any documents related to Deferred Stock Units awarded under the Plan or future Deferred Stock Units that may be awarded under the Plan by electronic means or request Director’s consent to participate in the Plan by electronic means. By accepting this grant, whether electronically or otherwise, the Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Director and the Company to all of the terms and conditions set forth in the Plan, this Agreement and/or such other documents. To the extent the Director has been provided with a copy of this Agreement, the Plan, or any other documentation relating to the option in a language other than English, the English language documents will prevail in case of ambiguities or divergences as a result of translation.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Director, effective as of the date at the top of this Agreement.

7

APPENDIX A

“Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a)          Any Person or Group (other than a Person or Group who effectively controls the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)) acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b)          Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to effectively control the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control;

(c)          A majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d)          Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer as follows:

(i)           A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)          An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)         A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)         An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

1

For purposes of clauses (ii), (iii), and (iv) above, a Person’s or a Group’s status is determined immediately after the transfer of assets.

For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof or any other person, in each case, to the extent consistent with Treasury Regulation Section 1.409A-3(i)(5). The term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made.

“Retirement” means the Director has attained a minimum of 65 years of age and has provided a minimum of three (3) years of service as a member of the Board of Directors of the Company.

2